Exhibit 99.1

Heinz Reports Solid First-Quarter Results with Sales Growth of 14.9%, Fueled by Emerging Markets

Fiscal 2012 First-Quarter Results

  14.9% revenue growth, with 3.1% organic sales growth (volume plus price)
  25th consecutive quarter of organic sales growth
  Emerging Markets delivered 45% sales growth, driven largely by acquisitions and 13% organic sales growth
  Emerging Markets set a record at 23% of total Company sales
  Sales of the Top 15 brands delivered strong organic growth of 6.2% (excluding the Quero and Master brands)
  Global ketchup sales increased 14.6%, with organic sales growth of 8.3%
  Marketing investments grew 15%
  Company recorded special charges of 9 cents per share for productivity initiatives
  Excluding special charges for productivity initiatives, net income was $255 million; including the special charges, Heinz reported net income of $226 million
  Excluding special charges, EPS rose to $0.78; including the special charges, Heinz reported EPS of $0.70
  On a constant currency basis, sales rose 7.7% with ex-items EPS of $0.73
  Heinz reaffirms Fiscal 2012 constant currency EPS outlook of $3.24 to $3.32, excluding the impact of one-time productivity initiatives

Reconciliations of non-GAAP amounts are set forth in the attached financial tables. Results excluding charges for productivity initiatives represent the Company’s reported results adjusted to exclude charges for workforce reductions, factory closures and other implementation costs taken in Fiscal 2012 to accelerate growth. Organic sales are defined as volume plus price or total sales growth excluding the impact of foreign exchange and acquisitions and divestitures. Operating free cash flow is defined as cash from operations less capital expenditures net of proceeds from disposal of Property, Plant & Equipment. Also, constant currency as used in this press release is defined as the reported amount adjusted for translation (the effect of changes in average foreign exchange rates between the current period and the corresponding prior year) and the impact of current-year foreign currency translation hedges.

PITTSBURGH--(BUSINESS WIRE)--August 23, 2011--H.J. Heinz Company (NYSE:HNZ) today reported first-quarter sales growth of 14.9%, fueled by dynamic growth in Emerging Markets and higher global sales of ketchup and the Company’s Top 15 brands. Excluding special charges for productivity initiatives, Heinz also reported 4% growth in earnings per share and a 5.9% increase in net income.

Sales in the quarter ended July 27, 2011 rose to $2.85 billion, led by 13% organic sales growth in Emerging Markets (45.2% reported) and the acquisitions of the Quero® brand in Brazil and the Foodstar business in China, which increased total Company sales by 4.6%. Globally, ketchup delivered 8.3% organic sales growth (14.6% reported) as volume increased in Latin America, Europe and China. The Company’s Top 15 brands (excluding the Quero® and Master® brands) delivered strong organic growth of 6.2%, led by Heinz® branded products globally, as well as higher sales of T.G.I. Friday’s® frozen meals and Classico® pasta sauces in North America, Complan® nutritional beverages in India and ABC® brand sauces in Indonesia.

Overall, the Company’s global portfolio delivered organic sales growth of 3.1% despite the difficult economic environment in Developed Markets. The organic growth reflected higher net pricing (+3.8%), primarily in the U.S., U.K. and Latin America, in response to sharply rising commodity costs. Volume was down 0.7% as stronger volume in Emerging Markets, the U.K., Continental Europe, Canada and Japan was more than offset by softer volume in Australia and the U.S. The Company’s top-line growth also reflected favorable foreign exchange rates (+7.2%).

Heinz Chairman, President and CEO William R. Johnson said: “Emerging Markets generated a record 23% of our sales in the first quarter, up from 18% a year ago. Our strategy to accelerate growth in Emerging Markets organically and through acquisitions in countries with fast-growing populations helped Heinz deliver strong top-line growth and solid operating results despite the economic downturn in Developed Markets. Heinz also drove strong growth in global ketchup and our Top 15 brands by focusing on value-added consumer innovation and new product development.”

As the Company announced on May 26, 2011, Heinz expects to incur special charges of at least $160 million pre-tax income – or $0.35 per share – in Fiscal 2012 for one-time initiatives to drive global productivity and manufacturing efficiency. Heinz also anticipates investing at least $130 million of cash this year in these productivity initiatives.

In the first quarter of Fiscal 2012, Heinz recorded initial charges of $41 million pre-tax, or $0.09 per share, for costs related to exiting four previously announced factories and other productivity initiatives. These special charges were recorded in the non-operating segment.

Excluding the productivity charges, gross profit increased to $1.02 billion ($985 million reported). The increase reflected solid organic sales growth, the acquisitions of Foodstar in China in November 2010 and the Quero® brand in Brazil in April 2011, and the favorable impact from foreign exchange. Excluding special charges, gross profit margin decreased 90 basis points to 35.7% (34.6% reported), reflecting significantly higher commodity costs, which were partially offset by higher pricing and productivity improvements. Foreign exchange translation and the acquisitions reduced gross margin by 20 bps and 40 bps respectively.

During the quarter, the Company continued to invest strongly in the businesses. Excluding the productivity charges, SG&A expenses as a percentage of the Company’s sales increased to 21.3% (21.6% reported) from 20.2%. This reflects a 15% increase in marketing, investments in Emerging Markets, higher fuel costs and increased spending for Project Keystone, the Company’s global program to harmonize and standardize systems and processes under a common SAP technology platform. Excluding special items, operating income increased 1.1% to $410 million, while reported operating income decreased 8.9% to $370 million. Excluding special charges, the effective tax rate for the first quarter was 24% (23.2% reported) versus 25.3% last year, primarily reflecting a corporate tax rate reduction in the U.K.

Excluding special items, first-quarter net income grew to $255 million. Including special items, reported net income was $226 million versus $240 million a year ago.

Excluding special charges, first-quarter earnings per share grew to $0.78. Currency translation and translation hedges had a $0.05 favorable impact on EPS. EPS was diluted by a 1% increase in shares outstanding. Including the special items, Heinz reported first-quarter diluted earnings per share was $0.70 versus $0.75 a year ago.

Heinz generated $97 million of operating free cash flow in the quarter.

Fiscal 2012 Outlook

Mr. Johnson said: “We are looking to build on our solid first-quarter performance and believe we are on track to deliver our full-year constant currency EPS outlook of $3.24 to $3.32, excluding the impact of one-time productivity initiatives.”

Heinz continues to expect constant currency sales growth of 7 to 8% and EPS growth of 6 to 8% for the full year in Fiscal 2012, including higher costs for Project Keystone, while excluding the special charges for productivity initiatives.

Heinz also expects strong operating free cash flow of approximately $1.15 billion for Fiscal 2012, before special charges. On a reported basis, operating free cash flow is expected to exceed $1 billion.

Heinz expects second-quarter EPS to be in-line with, or slightly higher than prior year.

First-Quarter Marketing Highlights

  In the U.S., Heinz launched T.G.I. Friday’s® single-serve meals in bags and trays, Weight Watchers® Smart Ones® bagged dinners, and Heinz® Ketchup in PlantBottle™ packaging, a more sustainable package using technology from The Coca-Cola Company. Up to 30% of the bottle material is made from plants.
  In the U.K., Heinz introduced Squeeze & Stir soups, offering consumers convenient instant soups with no artificial colors, flavors or preservatives. The Company also introduced microwaveable Heinz® Pasta Pouches.
  In Europe, Heinz® Ketchup achieved record market share in Germany (the third largest Ketchup market in Europe). Heinz also introduced a new 1.5kg family size Ketchup across Europe to drive consumption.
  In China, Heinz launched new baby food pouches and Heinz® baby cereal achieved a record share in this growing market. Foodstar’s Master® brand also introduced new dark and light soy sauces, and its first oyster sauce.

OPERATING RESULTS BY BUSINESS SEGMENT

North American Consumer Products

Sales of the North American Consumer Products segment grew 1.7% to $775 million. Net pricing rose 3.1%, reflecting increases across many brands and reduced trade promotions. Volume declined 3.1%, reflecting the Company’s decision to exit the Boston Market® product line in the quarter and declines in Heinz® Ketchup, Ore-Ida® potatoes and Weight Watchers® Smart Ones® single-serve meals (all due to the impact of promotional timing and price increases). Classico® pasta sauces reported higher volume and the launches of T.G.I. Friday’s® single serve meals and Weight Watchers® Smart Ones® bagged meals posted higher volume. Favorable Canadian exchange translation rates increased sales 1.6%. Operating income was unchanged from last year at $191 million.

Europe

Heinz Europe sales grew 17.5% to $838 million, with organic sales growth of 4.9%. Volume increased 2.2%, led by Heinz® soup and Weight Watchers® from Heinz frozen meals in the U.K., as well as increases in ketchup across Europe and market share gains by Orlando™ tomato-based sauces in Spain. Net pricing increased 2.7%, driven by price increases across Europe and reduced promotional activity, particularly in the U.K. Favorable foreign exchange translation rates increased sales by 12.6%. Operating income increased 19.5% to $137 million, reflecting constant currency growth of 7%. Higher pricing was partially offset by increased marketing investments, higher commodity costs and increased G&A due to investments in Project Keystone.

Asia/Pacific

Heinz Asia/Pacific sales grew 20.2% to $671 million. Constant currency sales in Emerging Markets increased by 21%, while Developed Market sales decreased by 3% reflecting the impact of soft sales in Australia. Favorable exchange translation rates increased sales by 13.1%. The acquisition of Foodstar in China in the third quarter of Fiscal 2011 increased sales in the segment by 6% as sales of its Master® brand soy sauces were strong. Pricing increased 1.7% as negative pricing in Australia partially offset gains in other markets. Volume decreased 0.7%, reflecting soft volume in Australia, which has been impacted by a challenging retail and competitive environment. Complan® nutritional beverages in India, Ketchup and baby food in China, frozen potatoes and sauces in Japan and ABC® products in Indonesia all delivered higher volume. Operating income declined 14.6% to $61 million, due to poor operating results in Australia.

U.S. Foodservice

Sales of the U.S. Foodservice segment declined 1.1% to $325 million. Pricing increased sales 2.3% while volume decreased by 3.4%, reflecting declining restaurant traffic. Operating income decreased 20.1% to $32 million primarily due to sharply higher commodity costs, a lag of price increases in national accounts and rising fuel costs for distribution.

Rest of World

Sales for Rest of World more than doubled to $241 million. The acquisition of Quero®, a leading brand of tomato-based sauces, ketchup and vegetables in Brazil, increased sales 68.1%. Higher pricing increased sales by 27.9%, largely due to increases in Latin America taken to mitigate inflation. Volume increased 4.4%, propelled mainly by ketchup and baby food in Latin America. Foreign exchange translation rates increased sales 2.5%. Operating income more than doubled to $32 million, resulting from higher pricing and the addition of Quero®.

MEETING WITH SECURITIES ANALYSTS – INTERNET BROADCASTS

Heinz will host an investor and analyst call today at 8:30 a.m. (Eastern Time). The call will be Webcast live on www.heinz.com and will be archived for playback. Participants (institutional investors and analysts) can call 1-877-703-6103 in the U.S. and Canada and 1-857-244-7302 internationally. A listen-only broadcast for media is available on 1-866-713-8565 in the U.S. and Canada and 1-617-597-5324 for international attendees. Corresponding slides will be available for this call on www.heinz.com. The conference call will be hosted by Art Winkleblack, Executive Vice President and Chief Financial Officer.

SAFE HARBOR PROVISIONS FOR FORWARD-LOOKING STATEMENTS:

This press release and our other public pronouncements contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identified by the words “will,” “expects,” “anticipates,” “believes,” “estimates” or similar expressions and include our expectations as to future revenue growth, earnings, capital expenditures and other spending, dividend policy, and planned credit rating, as well as anticipated reductions in spending. These forward-looking statements reflect management’s view of future events and financial performance. These statements are subject to risks, uncertainties, assumptions and other important factors, many of which may be beyond Heinz’s control, and could cause actual results to differ materially from those expressed or implied in these forward-looking statements. Factors that could cause actual results to differ from such statements include, but are not limited to:

  sales, volume, earnings, or cash flow growth,
  general economic, political, and industry conditions, including those that could impact consumer spending, competitive conditions, which affect, among other things, customer preferences and the pricing of products, production, and energy costs, competition from lower-priced private label brands,
  increases in the cost and restrictions on the availability of raw materials, including agricultural commodities and packaging materials, the ability to increase product prices in response, and the impact on profitability, the ability to identify and anticipate and respond through innovation to consumer trends, the need for product recalls,
  the ability to maintain favorable supplier and customer relationships, and the financial viability of those suppliers and customers, currency valuations and devaluations and interest rate fluctuations, changes in credit ratings, leverage, and economic conditions and the impact of these factors on our cost of borrowing and access to capital markets, our ability to effectuate our strategy, including our continued evaluation of potential opportunities, such as strategic acquisitions, joint ventures, divestitures, and other initiatives, our ability to identify, finance, and complete these transactions and other initiatives, and our ability to realize anticipated benefits from them, the ability to successfully complete cost reduction programs and increase productivity, the ability to effectively integrate acquired businesses,
  new products, packaging innovations, and product mix,
  the effectiveness of advertising, marketing, and promotional programs, supply chain efficiency,
  cash flow initiatives,
  risks inherent in litigation, including tax litigation,
  the ability to further penetrate and grow and the risk of doing business in international markets, particularly our emerging markets; economic or political instability in those markets, strikes, nationalization, and the performance of business in hyperinflationary environments, in each case such as Venezuela; and the uncertain global macroeconomic environment and sovereign debt issues, particularly in Europe, changes in estimates in critical accounting judgments and changes in laws and regulations, including tax laws, the success of tax planning strategies,
  the possibility of increased pension expense and contributions and other people-related costs, the potential adverse impact of natural disasters, such as flooding and crop failures, the ability to implement new information systems and potential disruptions due to failures in information technology systems, with regard to dividends, dividends must be declared by the Board of Directors and will be subject to certain legal requirements being met at the time of declaration, as well as our Board’s view of our anticipated cash needs, and other factors described in “Risk Factors” and “Cautionary Statement Relevant to Forward-Looking Information” in the Company’s Annual Report on Form 10-K for the fiscal year ended April 27, 2011 and reports on Forms 10-Q thereafter.

The forward-looking statements are and will be based on management’s then current views and assumptions regarding future events and speak only as of their dates. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the securities laws.

ABOUT HEINZ: H.J. Heinz Company, offering “Good Food Every Day”™ is one of the world’s leading marketers and producers of healthy, convenient and affordable foods specializing in ketchup, sauces, meals, soups, snacks and infant nutrition. Heinz provides superior quality, taste and nutrition for all eating occasions whether in the home, restaurants, the office or “on-the-go.” Heinz is a global family of leading branded products, including Heinz® Ketchup, sauces, soups, beans, pasta and infant foods (representing over one third of Heinz’s total sales), Ore-Ida® potato products, Weight Watchers® Smart Ones® entrees, T.G.I. Friday’s® snacks, and Plasmon infant nutrition. Heinz is famous for its iconic brands on six continents, showcased by Heinz® Ketchup, The World’s Favorite Ketchup®.

H.J. Heinz Company and Subsidiaries
Consolidated Statements of Income
(In Thousands, Except per Share Amounts)

	First Quarter Ended
	July 27, 2011	July 28, 2010
	FY2012	FY2011

Sales	$2,849,581	$2,480,825
Cost of products sold	1,864,088	1,572,848
Gross profit	985,493	907,977
Selling, general and administrative expenses	615,930	502,262
Operating income	369,563	405,715
Interest income	9,777	4,117
Interest expense	70,955	66,752
Other expense, net	(2,280)	(10,289)
Income before income taxes	306,105	332,791
Provision for income taxes	71,146	84,196
Net income	234,959	248,595

Less: Net income attributable to the noncontrolling interest	8,845	8,168
Net income attributable to H.J. Heinz Company	$226,114	$240,427

Net income attributable to H.J. Heinz Company common shareholders- diluted	$0.70	$0.75

Average common shares outstanding - diluted	324,246	321,009

Net income attributable to H.J. Heinz Company common shareholders- basic	$0.70	$0.76

Average common shares outstanding - basic	321,411	318,060

Cash dividends per share	$0.48	$0.45

H.J. Heinz Company and Subsidiaries
Segment Data

(Amounts in thousands)	First Quarter Ended
	July 27, 2011	July 28, 2010
	FY2012	FY2011
Net external sales:
North American Consumer Products	$774,621	$761,812
Europe	837,832	713,323
Asia/Pacific	670,766	558,180
U.S. Foodservice	324,950	328,534
Rest of World	241,412	118,976
Consolidated Totals	$2,849,581	$2,480,825

Operating income (loss):
North American Consumer Products	$190,778	$191,080
Europe	137,439	115,036
Asia/Pacific	61,245	71,702
U.S. Foodservice	31,556	39,489
Rest of World	32,296	15,920
Other:
Non-Operating	(43,240)	(27,512)
Productivity initiatives (a)	(40,511)	-
Consolidated Totals	$369,563	$405,715

The company's revenues are generated via the sale of products in the following categories:

Ketchup and Sauces	$1,310,480	$1,068,813
Meals and Snacks	1,008,396	924,195
Infant/Nutrition	322,114	291,954
Other	208,591	156,723
Total	$2,849,581	$2,441,685

(a) Includes costs associated with targeted workforce reductions, asset write-offs associated with factory closures and other implementation costs in order to increase manufacturing effectiveness and accelerate productivity on a global scale. Other implementation costs primarily include professional fees and relocation costs for the establishment of a European supply chain hub in the Netherlands.

H.J. Heinz Company and Subsidiaries
Non-GAAP Performance Ratios

The Company reports its financial results in accordance with accounting principles generally accepted in the United States of America ("GAAP"). However, management believes that certain non-GAAP performance measures and ratios, used in managing the business, may provide users of this financial information with additional meaningful comparisons between current results and results in prior periods. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP. The following table provides the calculation of the non-GAAP performance ratios discussed in the Company's press release dated August 23, 2011:

Operating Free Cash Flow Calculation	First Quarter Ended
(amounts in thousands)	July 27, 2011		July 28, 2010
	FY 2012		FY 2011
Cash provided by operating activities	$164,790		$272,406
Capital expenditures	(74,270)		(55,625)
Proceeds from disposals of property, plant and equipment	6,592		205
Operating Free Cash Flow	$97,112		$216,986

Sales Variances

The following table illustrates the components of the change in net sales versus the prior year for each of the five reported business segments.

	First Quarter Ended July 27, 2011
											Total Net
					Organic		Acquisitions/		Foreign		Sales
	Volume	+	Price	=	Sales Growth (a)	+	Divestitures	+	Exchange	=	Change
Segment:
North American Consumer Products	(3.1%)		3.1%		0.0%		0.0%		1.6%		1.7%
Europe	2.2%		2.7%		4.9%		0.0%		12.6%		17.5%
Asia/Pacific	(0.7%)		1.7%		1.0%		6.0%		13.1%		20.2%
U.S. Foodservice	(3.4%)		2.3%		(1.1%)		0.0%		0.0%		(1.1%)
Rest of World	4.4%		27.9%		32.3%		68.1%		2.5%		102.9%
Consolidated Totals	(0.7%)		3.8%		3.1%		4.6%		7.2%		14.9%

Results Excluding Charges for Productivity Initiatives

The following table reconciles the Company's reported results to results excluding charges for productivity initiatives.

(amounts in thousands)	First Quarter Ended July 27, 2011
	Reported Results	-	Charges for productivity initiatives	=	Results excluding charges for productivity initiatives (b)
Sales	$2,849,581		$-		$2,849,581
Gross Profit	$985,493		$(31,390)		$1,016,883
Gross Profit Margin	34.6%		(1.1)		35.7%
SG&A as a percentage of sales	21.6%		0.3		21.3%
Operating Income	$369,563		$(40,511)		$410,074
Effective tax rate	23.2%		(0.8)		24.0%
Net income	$226,114		$(28,448)		$254,562
Earnings per share	$0.70		$(0.09)		$0.78

Constant Currency

The following table reconciles the Company's results excluding charges for productivity initiatives to constant currency results for the current period.

(amounts in thousands)	Results excluding charges for productivity initiatives	-	Currency Translation	-	Currency Translation Hedges	=	Constant Currency Results excluding charges for productivity initiatives		Currency Impact

Sales
First Quarter Ended July 27, 2011	$2,849,581		178,171		-		$2,671,410	(c)
First Quarter Ended July 28, 2010	$2,480,825		-		-		$2,480,825
Change	$368,756						$190,585
% Change	14.9%						7.7%

Earnings per share
First Quarter Ended July 27, 2011	$0.78		$0.06		$-		$0.73	(c)
First Quarter Ended July 28, 2010	$0.75		$-		$-		$0.75
Change	$0.03						$(0.02)		$0.05
% Change	4.0%

Europe Operating Income
First Quarter Ended July 27, 2011	$137,439		14,397		-		$123,042	(c)
First Quarter Ended July 28, 2010	$115,036		-		-		$115,036
Change	$22,403						$8,006
% Change	19.5%						7.0%

Organic Sales	Organic Sales Growth (a)	+	Foreign Exchange	+	Acquisitions/ Divestitures	=	Total Net Sales Change

Q1 FY12 Emerging Markets	13.0%		6.3%		25.9%		45.2%
Q1 FY12 global ketchup	8.3%		5.3%		1.0%		14.6%
Q1 FY12 Top 15 brands	6.2%		6.9%		6.5%		19.6%

Constant Currency Sales	Constant Currency Growth (c)	+	Foreign Exchange	=	Total Net Sales Change
Q1 FY12 Asia Pacific Emerging Markets	21.1%		5.5%		26.6%
Q1 FY12 Asia Pacific Developed Markets	(3.2%)		18.7%		15.5%

(a) Organic sales growth is a non-GAAP measure that excludes the impact of foreign currency translation rates and acquisitions/divestitures.

(b) Excludes costs associated with targeted workforce reductions, asset write-offs associated with factory closures and other implementation costs in order to increase manufacturing effectiveness and accelerate productivity on a global scale. Other implementation costs primarily include professional fees and relocation costs for the establishment of a European supply chain hub in the Netherlands.

(c) Excludes currency translation versus FY11 average rates as well as current year translation hedge.

(Totals may not add due to rounding)

H.J. Heinz Company
Non-GAAP Performance Ratios

Sales Variances
The following table illustrates the components of the change in net sales versus the prior year.

	2006**	2007**	2008	Q109	Q209	Q309	Q409	2009	Q110	Q210	Q310	Q410	2010	Q111	Q211	Q311	Q411	2011	Q112

Total Heinz (Continuing Operations):
Volume	3.9%	0.8%	3.9%	5.4%	(0.9%)	(6.2%)	(1.9%)	(1.1%)	(3.9%)	(3.8%)	1.2%	1.6%	(1.3%)	2.5%	0.3%	0.5%	(0.3%)	0.7%	(0.7%)
Price	(0.1%)	2.2%	3.5%	5.3%	7.2%	8.1%	7.6%	7.1%	6.0%	4.6%	1.8%	1.0%	3.4%	1.1%	0.6%	1.2%	1.9%	1.2%	3.8%
Acquisition	5.0%	1.3%	0.7%	0.7%	1.2%	2.5%	3.4%	2.0%	3.1%	3.1%	2.9%	0.3%	2.3%	0.1%	0.1%	1.2%	1.1%	0.6%	4.6%
Divestiture	(1.2%)	(3.1%)	(0.8%)	0.0%	(0.2%)	(0.1%)	(0.2%)	(0.1%)	(0.2%)	0.0%	0.0%	0.0%	(0.1%)	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
Exchange	(1.4%)	2.8%	5.2%	4.1%	(3.2%)	(11.3%)	(13.9%)	(6.6%)	(9.0%)	(1.0%)	6.9%	5.5%	0.5%	(2.1%)	(2.3%)	(1.4%)	3.3%	(0.5%)	7.2%
Total Change in Net Sales	6.1%	3.9%	12.3%	15.5%	4.0%	(7.1%)	(5.0%)	1.3%	(4.0%)	2.9%	12.7%	8.3%	4.8%	1.6%	(1.2%)	1.5%	6.0%	2.0%	14.9%
Total Organic Growth (a)	3.8%	3.0%	7.4%	10.7%	6.3%	1.9%	5.7%	6.0%	2.1%	0.8%	3.0%	2.6%	2.1%	3.6%	0.9%	1.7%	1.6%	1.9%	3.1%

(a) Organic sales growth is a non-GAAP measure that excludes the impact of foreign currency exchange rates and acquisitions/divestitures.

** Fiscal 2007 had one less week than Fiscal 2006

(Totals may not add due to rounding)

CONTACT:
H.J. Heinz Company
Media:
Michael Mullen, 412-456-5751
Michael.mullen@us.hjheinz.com
or
Investors:
Margaret Nollen, 412-456-1048